October 13, 2003 Mr. Michael J. Sicilian 78 Fountain Drive Ringwood, NJ 07456
Re: Amendment to Employment Letter Agreement

Dear Mike:

          Reference is made to that certain Employment Letter Agreement (the "Agreement") entered into as of June 19, 2001, by and between Scrip Solutions, Inc. (as successor by merger to MIM Health Plans, Inc.), a Delaware corporation (the "Company") and a wholly owned subsidiary of MIM Corporation, a Delaware corporation ("MIM"), and yourself ("Employee"). This letter shall serve to amend the Agreement, effective as of the date hereof, on the following terms and conditions:

1.	Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Agreement.

2.

Section 1 of the Employment Agreement is deleted in its entirety and substituted in lieu thereof shall be the following: "1. POSITION AND DUTIES: Executive Vice President - Sales of Scrip Solutions, Inc. You will report primarily to the Company's executive management and will have such day to day responsibilities as shall be assigned to you by the President and Chief Operating Officer of the Company, subject to the authority of the Board of Directors of the Company and MIM. Subject to the terms and conditions of this Agreement, you acknowledge and understand that you are an employee at will.

3.	The second sentence of the first paragraph of Section 7 of the Employment Agreement is hereby amended to read as follows:

"If you are terminated by the Company (or any successor) other than for "Cause" (as defined below), you will be entitled to receive severance payments equal to one year of salary at your then current salary level, payable in accordance with the Company's then applicable payroll practices and subject to all applicable federal, state and local withholding."

4.

Clause (I) of the fourth sentence of the first paragraph of Section 7 of the Employment Agreement is hereby amended to read as follows:

"(I) you shall receive severance payments equal to one year of your then current salary (and reimbursement for expenses incurred prior to the effective date of the termination of employment);"

5.	Clause (iv) of the second paragraph of Section 7 of the Employment Agreement is hereby amended to read as follows:

Mr. Michael J. Sicilian October 13, 2003 Page 2

" (iv) at any annual or special meeting of stockholders of MIM at which a quorum is present (or any adjournments or postponements thereof), or by written consent in lieu thereof, directors (each a "New Director" and collectively the "New Directors") then constituting a majority of MIM's Board of Directors shall be duly elected to serve as New Directors and such New Directors shall have been elected by stockholders of MIM who shall be an (I) "Adverse Person(s)"; or (II) "Acquiring Person(s)"(as each of the terms set forth in (I) and (II) hereof are defined in that certain Amended and Restated Rights Agreement, dated December 3, 2002, between MIM and American Stock Transfer & Trust Company, as Rights Agent."

6.	Except as modified hereby, the Agreement shall remain unmodified and in full force and effect.

7.

This letter amendment shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to otherwise applicable principles of conflicts of law.

           Kindly signify your agreement to the foregoing by signing below and forward an executed copy to me for our files.

Sincerely,
MIM Corporation

By: /s/ Barry A. Posner
       Barry A. Posner, Executive Vice President

Agreed and Accepted as of
the 13 day of October, 2003:

/s/ Michael J. Sicilian
Michael J. Sicilian